UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 LCA-Vision Inc.
_________________________________________________________________
                               (Name of Issuer)

                                  Common
_________________________________________________________________
                        (Title of Class of Securities)

                                   501803209
                         ____________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                         Page 1 of 3 pages

CUSIP NO. 501803209
          --------
                                     13G
_______________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Craig P.R. Joffe
_______________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                   (a)_____
           Not Applicable                          (b)_____
_______________________________________________________________________________
3    SEC USE ONLY




_______________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
_______________________________________________________________________________
                   5    SOLE VOTING POWER

      NUMBER OF         2,500,313
       SHARES      ____________________________________________________________
    BENEFICIALLY   6    SHARED VOTING POWER
       OWNED BY
         EACH           0
                  ____________________________________________________________

     REPORTING     7    SOLE DISPOSITIVE POWER
       PERSON
        WITH            2,500,313
                  ____________________________________________________________
                   8    SHARED DISPOSITIVE POWER

                        0
_______________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,500,313 shares*
_______________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *

     Not Applicable
_______________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8%
_______________________________________________________________________________
10   TYPE OF REPORTING PERSON *

     IN
_______________________________________________________________________________

                    * SEE INSTRUCTION BEFORE FILLING OUT!
                              Page 2 of 3 pages

                                SCHEDULE 13G

                             -Craig P.R. Joffe-

Item 1.

(a)  Name of Issuer

LCA-Vision Inc.

(b)  Address of Issuer's Principal Executive Offices

7840 Montgomery Road
Cincinnati, OH  45236

Item 2.

(a)  Name of Person Filing

Craig P.R. Joffe

(b) Address of Principal Business Office or, if none, Residence

7840 Montgomery Road
Cincinnati, OH  45236

(c) Citizenship

U.S.

(d)  Title of Class of Securities

Common Stock

(e) CUSIP Number

501803 209

Item 3.

N/A


Item 4.  Ownership

(a)  Amount Beneficially Owned

2,500,313 shares*

*These shares were reported in 1997 on Stephen N. Joffe's 13G Report for the year ended December 31, 1996. Because Mr. Joffe is no longer a member of the group and the proxy allowing Dr. Stephen Joffe to vote all of Mr. Joffe's shares has been revoked, Mr. Joffe is filing this form 13G separately.

(b) Percent of Class

6.8% of Common Stock, .001 par value per share

(c) Number of Shares as to which such person has:

(i) Sole power to vote or to direct the vote                2,500,313
(ii)Shared power to vote or to direct the vote                      0
(iii) Sole power to dispose or to direct the disposition of 2,500,313
(iv) Shared power to dispose or to direct the disposition of        0


Item 5.

N/A


Item 6.

N/A


Item 7.


N/A

Item 8.


N/A


Item 9.


N/A


Item 10.

N/A



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/13/98

                                                    Date


                                                    Craig P.R. Joffe


                                                    /s/ Craig P.R. Joffe
                                                    Signature